                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.)


Filed by the registrant /X/

Field by party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                NHP INCORPORATED
                                ----------------
                (Name of Registrant as Specified in its Charter)

                                NHP INCORPORATED
                                ----------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)

     / / $500 per party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11

     (1) Title of each class of securities to which transaction applies:



- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:



- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) (Set forth the amount on which the filing fee is calculated and state how it was determined.)



- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:



- --------------------------------------------------------------------------------

     / / Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:


- --------------------------------------------------------------------------------

     (2) Form, schedule, or registration statement no.:


- --------------------------------------------------------------------------------

     (3) Filing Party:


- --------------------------------------------------------------------------------

     (4) Date filed:


- --------------------------------------------------------------------------------

                              NHP INCORPORATED

                             ------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               JULY 24, 1996

                             ------------------




To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of NHP Incorporated, a Delaware corporation ("NHP" or the "Company"), will be held at the offices of the Company at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182 on Wednesday, July 24, 1996 at 9:00 a.m. for the following purposes:

           1.  To elect seven directors.

           2. To increase by 400,000 the number of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), available for issuance under the Company's 1995 Incentive Stock Option Plan for a total of 1,200,000 shares available under such plan.

           3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal audit.

           4. To transact any and all other business that may properly come before the meeting.

     All shareholders of record at the close of business on June 14, 1996 are entitled to notice of and to vote at this meeting.

     Shareholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

                                        By order of the Board of Directors


                                        /s/ JOEL F. BONDER

                                        Joel F. Bonder, Secretary NHP

                                NHP INCORPORATED

                                PROXY STATEMENT

                                 JULY 24, 1996


GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NHP Incorporated, a Delaware Corporation ("NHP" or the "Company"), for the Annual Meeting of Stockholders of NHP to be held at 9:00 a.m. on Wednesday, July 24, 1996 at the Company's offices at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182 and any adjournments thereof, for the purposes set forth in the notice of the meeting. NHP was incorporated in 1986, and as of June 15, 1996, its principal executive offices are located at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182. This Proxy Statement is first being distributed to Shareholders on or about June 24, 1996.


VOTING RIGHTS AND OUTSTANDING SHARES

         As of June 14, 1996, NHP had outstanding 12,474,675 shares of Common Stock. Each share of Common Stock entitles the holder of record thereof at the close of business on June 14, 1996 to one vote on the matters to be voted upon at the meeting.

         If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted
(i) to elect the seven nominees listed under "Election of Directors," or the nominees for which approval has not been withheld, (ii) to approve the increase by 400,000 in the number of shares of Common Stock available for issuance under the 1995 Incentive Stock Option Plan for a total of 1,200,000 shares available under such plan, and (iii) to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal 1996 audit. Should any person nominated to serve as a director be unable or unwilling to serve, the persons designated as proxies in the form of proxy for the Annual Meeting will vote for such other person as the Board of Directors may recommend. Any stockholder has the right to revoke his or her proxy at any time before it is voted by attending the meeting and voting in person or filing with the Secretary of the Company a written instrument revoking the proxy or delivering another newly executed proxy bearing a later date.

         At the date hereof, management of NHP has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of the proxy shall have discretionary authority to vote all such proxies as they shall decide.


QUORUM, REQUESTED VOTES AND METHOD OF TABULATION

         Consistent with state law and under the Company's by-laws, a majority of shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspector for the meeting. The seven nominees for election as directors at the Annual Meeting who receive the greatest numbers of votes properly cast for the election of directors shall be elected directors. Approval of the increase in the number of shares of Common Stock available for issuance under the 1995 Incentive Stock Option Plan (the "1995 Plan") and ratification of the selection of the Company's independent public accountant require the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

         The election inspectors will count the total number of votes cast "for" approval of proposals, other than elections of directors, for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instruction have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting except that, for purposes of approval of the increase in the number of shares available under the 1995 Plan, abstentions are counted as a vote against the proposal.


                           1.  ELECTION OF DIRECTORS

         At the Annual Meeting, it is intended that the Company's Board of Directors be elected until the next Annual Meeting and until their successors shall have been duly elected and qualified. The following persons have been nominated as directors by the Board of Directors of the Company. All nominees are currently directors of the Company.



         NAME                                      AGE              POSITION
         J. Roderick Heller, III                   58               Chairman of the Board, President and Chief Executive Officer

         Richard S. Bodman                         57               Director

         John W. Creighton, Jr.                    63               Director

         Lloyd N. Cutler                           78               Director

         Michael R. Eisenson                       40               Director

         Tim R. Palmer                             38               Director

         Herbert S. Winokur, Jr.                   52               Director

         J. Roderick Heller, III has served as Director, President and Chief Executive Officer of the Company since its organization in 1986 and has served as Chairman of the Board since 1988. From 1982 until 1985, Mr. Heller served as President and Chief Executive Officer of Bristol Compressors, Inc., a Bristol, Virginia-based company involved in the manufacturing of air conditioning compressors. From 1971 until 1982, he was a partner in the Washington, D.C. law firm of Wilmer, Cutler & Pickering. Mr. Heller is a director of Auto-Trol Technology Corporation and a number of nonprofit organizations, including public television station WETA, the National Trust for Historic Preservation and The Civil War Trust.

         Richard S. Bodman has served as a director of the Company since August 1995. He has been Managing General Partner of AT&T Ventures, a high technology venture capital partnership, since May 1996. Mr. Bodman previously served as Senior Vice President of AT&T for Corporation Strategy and Development from 1990 to May 1996. Mr. Bodman is a director and Chairman of the Compensation Committee of Tyco International, Inc. and served as a director of Reed Elsevier and Lin Television Corporation.

         John W. Creighton, Jr. has served as a director of the Company since August 1995. He has served as Chief Executive Officer of Weyerhaeuser Company since 1991. Mr. Creighton joined Weyerhaeuser Company in 1970 and was elected Vice President in December of that year, Executive Vice President in 1985 and President and Director in 1988. He also served as President of Weyerhaeuser Real Estate Company from 1983 to 1989. Mr. Creighton previously served as a director of NHP from 1986 to 1988 and as a director of National Corporation for Housing Partnership ("NCHP") from 1981 to 1988. Mr. Creighton serves as a director of Washington Energy Company, Portland General Corporation, Unocal Corporation and Quality Food Centers, Inc.

         Lloyd N. Cutler has served as a director of the Company since August 1995. He is Senior Counsel at the law firm of Wilmer, Cutler & Pickering, a position he has held since September 1994 and from 1990 to March 1994. Mr. Cutler served as Special Counsel to President Clinton from March 1994 through September 1994 and Counsel to President Carter from 1979 to 1980. Mr. Cutler previously served as a director of the Company from 1987 until March 1994.

         Michael R. Eisenson has served as a director of the Company since 1990. Since December 1993, Mr. Eisenson has been President and Chief Executive Officer of Harvard Private Capital Group, Inc. ("Harvard Private Capital"), which manages the direct investment and private equities portfolio of the Harvard University endowment fund. Harvard Private Capital is the investment advisor for Demeter Holdings Corporation ("Demeter"). Mr. Eisenson joined Harvard Private Capital in 1986. Mr. Eisenson is a Director of ImmunoGen, Inc., Harken Energy Corporation, and Somatix Therapy Corporation.

         Tim R. Palmer has served as a director of the Company since 1990. Mr. Palmer joined Harvard Private Capital in 1990 and is currently a Managing Director. From 1987 to 1990, Mr. Palmer was Manager, Business Development at The Field Corporation, a private investment firm. Mr. Palmer is a director of PriCellular Corporation.

         Herbert S. Winokur, Jr. has served as a director of the Company since 1991. Since 1987, he has served as the President of Winokur & Associates, Inc., an investment and management services firm, and Winokur Holdings, Inc., which is the managing general partner of Capricorn Investors, L.P. ("Capricorn"), a private investment partnership. Mr. Winokur is the Chairman of DynCorp and serves as a director of Enron Corporation and NacRe Corporation.

         During the fiscal year ended December 31, 1995, the NHP Board of Directors held five meetings and acted by written consent on five additional occasions. Each of the directors attended at least 75% of the meetings held during such director's term.

         There are three committees of the Board of Directors: the Compensation Committee, the Audit Committee and the Conflicts Committee.

         The Compensation Committee reviews salary policies and compensation of officers and other members of management and approves compensation plans. The Compensation Committee also administers the Company's stock option plans. Messrs. Eisenson, Winokur, and Creighton are the members of the Compensation Committee. During the fiscal year ended December 31, 1995, the Compensation Committee met on one occasion and acted by written consent on one occasion.
See "Executive Compensation - Compensation Committee Report on Executive Compensation."

         The Audit Committee reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. Messrs. Palmer, Bodman, Creighton and Winokur are the members of the Audit Committee. During the fiscal year ended December 31, 1995, the Audit Committee met on two occasions.

         The Conflicts Committee monitors dealings between the Company and NHP Partners, Inc. and its affiliates that may present a conflict of interest. Messrs. Bodman, Creighton and Cutler are the members of the Conflicts Committee. During the fiscal year ended December 31, 1995, the Conflicts Committee had two meetings.

         The Board of Directors recommends that shareholders vote FOR each of the nominees to the Board of Directors.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth as of June 14, 1996 the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) all persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and each executive officer who is a stockholder, and (iii) all directors and executive officers as a group. The business address of each of the following is 8065 Leesburg Pike, Vienna, Virginia 22182 unless otherwise specified.


         NAME AND ADDRESS OF BENEFICIAL OWNER                         NUMBER                   PERCENT
         Demeter Holdings Corporation                               5,568,425                    44.6%
         600 Atlantic Avenue, Boston, MA 02210

         Capricorn Investors, L.P.                                  1,309,492                    10.5%
         72 Cummings Point Road, Stamford, CT 06902

         Warburg, Pincus Counsellors, Inc.                            814,500                     6.5%
         466 Lexington Avenue, New York, NY 10017

         J. Roderick Heller, III(1)                                   412,500                     3.3%

         Michael R. Eisenson(2)                                     5,568,425                    44.6%
         600 Atlantic Avenue, Boston, MA 02210

         Tim R. Palmer(2)                                           5,568,425                    44.6%
         600 Atlantic Avenue, Boston, MA 02210

         Herbert S. Winokur, Jr.(3)                                 1,309,492                    10.5%
         72 Cummings Point Road, Stamford, CT 06902

         John W. Creighton, Jr.                                        17,125                        *
         CH5 33663 Weyerhaeuser Way South
         Federal Way, WA 98003

         Richard S. Bodman                                              4,900                        *

         Lloyd N. Cutler                                                2,500                        *

         NAME AND ADDRESS OF BENEFICIAL OWNER                         NUMBER                   PERCENT
         Ann Torre Grant(4)                                           17,800                         *

         J. Robert Hiner(5)                                           31,500                         *

         Linda G. Davenport(6)                                        85,325                         *

         Robert M. Greenfield(7)                                      71,000                         *

         Charles S. Wilkins, Jr.(8)                                   31,000                         *

         Joseph P. Stefan (9)                                         11,175                         *

         Joel F. Bonder (10)                                           3,900                         *

         Christine Freeland (11)                                       3,200                         *

         Eric N. Ross (12)                                             2,400                         *

         Jeffrey J. Ochs                                                 200                         *

         All directors and executive officers as a group
         (14 persons)(13)                                          8,386,942                     65.1%

- ---------------------

*        Less than 1%

(1) Includes 176,250 shares subject to options that are exercisable currently or within 60 days of the date of this statement and 101,250 shares held in trusts for the benefit of Mr. Heller's children. Mr. Heller disclaims beneficial ownership of the shares in these trusts. The total excludes shares Mr. Heller has the right to acquire pursuant to a performance vesting option.

(2) Includes shares held by Demeter Holdings Corporation, for which Messrs. Eisenson and Palmer serve as representatives on the Company's Board of Directors. Messrs. Eisenson and Palmer disclaim beneficial ownership of the shares held by Demeter.

(3) Includes all shares held by Capricorn Investors, L.P., for which Mr. Winokur serves as a representative on the Company's Board of Directors. Mr. Winokur disclaims beneficial ownership of the shares held by Capricorn.

(4) Includes 16,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(5) Includes 31,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(6) Includes 78,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(7) Includes 71,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(8) Includes 28,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(9) Includes 3,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(10) Includes 3,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(11) Includes 3,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(12) Includes 2,000 shares subject to options that are exercisable currently or within 60 days of the date of this statement.

(13) Includes all shares set forth above other than those held by Warburg, Pincus Counsellors, Inc. The reported amount excludes 465,000 shares of Common Stock reserved for issuance to executive officers under the Company's Stock Option Plans that are not exercisable within 60 days of the date of this report.

                               EXECUTIVE OFFICERS

         The executive officers of the Company as of June 14, 1996 are as follows:

         NAME                                      AGE              POSITION
         J. Roderick Heller, III                   58               Chairman of the Board, President and Chief Executive Officer

         Linda G. Davenport                        46               Executive Vice President, Acquisitions

         Ann Torre Grant                           38               Executive Vice President, Chief Financial Officer and Treasurer

         Robert M. Greenfield                      48               Executive Vice President, Acquisitions

         J. Robert Hiner                           44               Executive Vice President, Management Company Operations

         Shekar Narasimhan                         43               Executive Vice President, Financial Services

         William R. Sullivan                       49               Executive Vice President, Customer Services

         Joel F. Bonder                            47               Senior Vice President, General Counsel and Secretary

         Christine Freeland                        41               Senior Vice President, Management Company Operations

         Richard M. Powell                         45               Senior Vice President, Equity Services

         Eric N. Ross                              35               Senior Vice President, Asset Management

         Joseph P. Stefan                          43               Senior Vice President, Buyers Access (R)

         Charles S. Wilkins, Jr.                   46               Senior Vice President, Regulatory and Legislative Affairs

         Jeffrey J. Ochs                           38               Vice President and Chief Accounting Officer


         Mr. Heller has been Chief Executive Officer and a director of the Company since its inception in 1986. See "Election of Directors."

         Linda G. Davenport has served as Executive Vice President of the Company since March 1994. Ms. Davenport served as Executive Vice President and Chief Operating Officer of National Corporation for Housing Partnerships ("NCHP") from 1990 to January 1994.

         Ann Torre Grant has served as Executive Vice President, Chief Financial Officer and Treasurer of NHP since February 1995. She was Vice President and Treasurer of USAir, Inc. and USAir Group, Inc. from 1991 through January 1995, and held other finance positions at the airline between 1988 and 1991.

         Robert M. Greenfield has served as Executive Vice President, Acquisitions of NHP since March 1994. He joined NCHP in October 1991 as Senior Vice President. From 1990 to 1991, Mr. Greenfield was a consultant in corporate strategy for the Boston Consulting Group. From 1991 to 1994, he was a principal in Schindler Greenfield, Inc. and OCC, Inc., closely held real estate development firms. In February of 1992, Mr. Greenfield and his wife filed for protection under Chapter 7 of the United States Bankruptcy Code as a result of their inability to meet certain direct and guaranteed obligations on borrowings by or on behalf of Schindler Greenfield, Inc. and its affiliates.

         J. Robert Hiner has served as Executive Vice President of NHP Management Company since October 1993 and as Executive Vice President, Management Company Operations of the Company since August 1995. He previously served as Senior Vice President of NHP Management Company from 1991 to 1993. During 1990, Mr. Hiner served as President of Shadwell-Jefferson Property Management, Inc., a retail property management company.

         Shekar Narasimhan has served as an Executive Vice President of NHP since the Company's acquisition of Washington Mortgage Financial Group, Ltd. ("WMF"), a mortgage banking and servicing company, in April 1996. Mr. Narasimhan has served as President and CEO of WMF since 1990.

         William R. Sullivan has served as Executive Vice President, Customer Services of NHP since May 1996. Prior to joining NHP, from 1995, Mr. Sullivan was President of Care Investors, Inc., where he was involved in developing, in partnership with the Johns Hopkins University School of Medicine, specialized disease management programs for the chronically ill. From 1990 to 1995 Mr. Sullivan was Chief Executive Officer of Sky Alland, Inc., a marketing information services company.

         Joel F. Bonder has served as Senior Vice President and General Counsel of the Company since April 1994. Mr. Bonder also served as Vice President and Deputy General Counsel from June 1991 to March 1994 and as Associate General Counsel from 1986 to 1991.

         Christine Freeland has served as Senior Vice President of NHP Management Company since February 1995 and as Senior Vice President of the Company since August 1995. She previously served as Regional Vice President of NHP Management Company from 1990 to 1995.

         Richard M. Powell has served as Senior Vice President of NHP since February 1996. He is primarily responsible for identifying third-party equity partnerships in the Company's acquisition program. Prior to joining NHP, Mr. Powell was vice president of commercial real estate services with Barnes Morris Pardoe & Foster from 1987 to 1996.

         Eric N. Ross has served as Senior Vice President, Asset Management of NHP since May 1996. He is responsible for delivery of asset management services to NHP's affiliated ownership organization and to other multifamily owners. Previously, Mr. Ross served as Vice President, Finance from March 1995 to May 1996 and Vice President, Asset Management, from September 1992 to March 1995. Prior to joining NHP in 1992, Mr. Ross was Assistant Vice President in Asset Management for Winthrop Financial Associates.

         Joseph P. Stefan has served as President of Property Services Group, Inc. (which administers the Company's Buyers Access(R) program) since 1986 and as Senior Vice President of NHP since August 1995.

         Charles S. Wilkins, Jr. has served as Senior Vice President of NCHP since September 1988 and as Senior Vice President of NHP since August 1995 and is currently responsible for legislative and regulatory affairs.

         Jeffrey J. Ochs has served as Vice President and Chief Accounting Officer of NHP since September 1995. From 1994 until September 1995, Mr. Ochs was Assistant Controller of USAir, Inc. From 1987 to 1994, he held various accounting positions with USAir, Inc.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation paid by the Company for services rendered during the years ended December 31, 1995 and 1994 to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (the "Named Officers").



                           SUMMARY COMPENSATION TABLE

NAME & PRINCIPAL POSITION                      ANNUAL COMPENSATION                LONG TERM
                                                                                  COMPENSATION     ALL OTHER
                                                                                  OPTIONS(#)       COMPENSATION(2)

                                           YEAR      SALARY        BONUS(1)
J. Roderick Heller, III                    1995    $345,961         $192,500          220,000         $15,078
Chairman of the Board,                     1994     331,609          160,000                           20,352
President and Chief Executive Officer


Ann Torre Grant                            1995     212,981          120,000           80,000             467
Executive Vice President,
Chief Financial Officer
and Treasurer

J. Robert Hiner                            1995     195,038           85,000           61,250          11,958
Executive Vice President                   1994     167,191           50,000                           13,843

Linda G. Davenport                         1995     190,961           45,000           15,000          12,282
Executive Vice President                   1994     179,139           20,000                           16,838

Robert M. Greenfield                       1995     191,525           30,000           55,000          12,461
Executive Vice President                   1994     176,339           50,000                           15,594

- --------------------

(1) The amounts reported below were paid in 1996 and 1995 with respect to the years ended December 31, 1995 and December 31, 1994, respectively. Messrs. Heller, Hiner and Greenfield and Ms. Davenport were paid $140,000, $40,000, $65,000 and $30,000, respectively, in bonuses in
         1994 with respect to the year ended December 31, 1993.

(2) These amounts represent NHP's payment of life insurance premiums and matching and discretionary contributions to the NHP 401(k) Retirement Plan.

STOCK OPTIONS

         The following table sets forth certain information regarding options granted to the named officers during the year ended December 31, 1995.



                       OPTIONS GRANT IN LAST FISCAL YEAR


                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                              ANNUAL RATES OF
                                                                                                               STOCK PRICE
                                                                                                             APPRECIATION FOR
                                                                                                               OPTION TERM
                                                                                                         ------------------------
                                               PERCENT OF
                                             TOTAL OPTIONS
                             OPTIONS           GRANTED IN          EXERCISE        EXPIRATION
       NAME              GRANTED (#)(1)       FISCAL YEAR        PRICE ($/SH)         DATE               5%($)              10%($)
       ----              --------------       -----------        ------------         ----               -----              ------
J. Roderick Heller, III     100,000               14.5%            $13.00            8/17/05            $817,563         $2,071,865
                            120,000               17.4%             16.00            8/17/05             621,076          2,126,238

Ann Torre Grant              80,000               11.6%             13.00            8/17/05             654,050          1,657,492

J. Robert Hiner              61,250                8.9%             13.00            8/17/05             500,757          1,269,017

Linda G. Davenport           15,000                2.2%             13.00            8/17/05             122,634            310,780

Robert M. Greenfield         55,000                8.0%             13.00            8/17/05             449,660          1,139,526

- ------------------------

(1) The number of options issued in 1995 reflects the Board's consideration of the total number of options already held by each named officer under earlier stock option plans. All options become exercisable over a five year period, with one-fifth of the options becoming exercisable at the end of each year except as follows. Mr. Heller's 120,000 options are subject to accelerated vesting in certain circumstances as described under "Employment and Related Contracts," below. Ms. Grant's options are exercisable 20% six months after the date of grant and 20% each year thereafter. Of the 55,000 options granted to Mr. Greenfield, 25,000 were issued in replacement of options awarded upon his initial employment and rescinded and are exercisable immediately, and the remainder become exercisable over five years, with one-fifth of the options becoming exercisable at the end of each year.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth certain information regarding unexercised options held by the Named Officers at December 31, 1995. No options were exercised by the Named Officers during the year ended December 31, 1995.


                                     AGGREGATED OPTION EXERCISES IN 1995
                                       AND YEAR-END 1995 OPTION VALUES

                                                 Number of Securities
                                                Underlying Unexercised            Value of Unexercised
                                                  December 31, 1995              In the Money Options(1)
                                           ------------------------------    ------------------------------
          NAME                             EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
          ----                             -----------      -------------    -----------      -------------
J. Roderick Heller, III                    156,250          220,000          $1,240,625       $850,000

Ann Torre Grant                            16,000           64,000           88,000           352,000

J. Robert Hiner                            18,750           61,250           148,875          336,875

Linda G. Davenport                         75,000           15,000           595,500          82,500

Robert M. Greenfield                       65,000           40,000           455,100          244,400

- -----------------

(1) Calculated on the closing price of the underlying securities on December 29, 1995 ($18.50) minus the exercise price.


DIRECTORS COMPENSATION

         Non-management directors are entitled to compensation in the amount of $20,000 per year for their service as directors, plus $1,000 for each board meeting in excess of six meetings per year. One-half of the annual amount is paid in the form of shares of NHP common stock. Each non-management director of the Company received compensation of $5,000 for the period August 18, 1995 through December 31, 1995 and 1,500 shares of NHP common stock for the period August 18, 1995 through December 31, 1996, and will receive $10,000 for calendar year 1996. Messrs. Eisenson's and Palmer's cash compensation is paid to Harvard Management Company; their stock compensation is issued to Demeter. Mr. Winokur's cash and stock compensation is issued to Capricorn.

EMPLOYMENT AND RELATED CONTRACTS

         On August 18, 1995, the Company granted Mr. Heller performance vesting options to purchase 120,000 shares of common stock at a price equal to $16 per share. The options vest in 2005, subject to acceleration of vesting under certain circumstances. Acceleration of vesting will occur as follows upon a control transfer: options with respect to 40,000 shares will vest upon a control transfer if, upon such occurrence, the stock has appreciated from $16 per share at a compound annual rate (the "Appreciation Rate") in excess of 20%; options with respect to 80,000 shares will vest upon a control transfer if the Appreciation Rate is in excess of 22.5%; and options with respect to 120,000 shares will vest upon a control transfer if the Appreciation Rate is in excess of 25%. A control transfer is defined as an event in which Demeter, Capricorn and Mr. Heller have "meaningful liquidity," including a sale of interests after which the purchaser owns more than 50% of the issued and outstanding shares of the Company, or a series of offerings as a result of which shareholders not affiliated with Demeter, Capricorn or Mr. Heller own more than 50% of the issued and outstanding shares of the Company.

         The Company has entered into employment contracts with three officers. In January 1995, the Company entered into an agreement with Ms. Grant, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, establishing Ms. Grant's base compensation as $225,000 and agreeing to issue to her a stock option for 80,000 shares under the 1995 Plan. The agreement also provides that Ms. Grant's employment could be terminated at anytime on or before December 31, 1997, by NHP or Ms. Grant, subject to Ms. Grant's right to receive severance pay under certain circumstances equal to one year's base salary in effect at the time of such event plus the greater of (a) 20% of her base salary and (b) the bonus she received with respect to the immediately preceding fiscal year.

         In February 1996, the Company entered into an agreement with Mr. Powell, Senior Vice President, Equity Services, establishing Mr. Powell's base compensation as $180,000 and agreeing to issue to him a stock option for 60,000 shares under the 1995 Plan. The agreement also provides that Mr. Powell's employment could be terminated at anytime on or before December 31, 1997, by NHP or Mr. Powell, subject to Mr. Powell's right to receive severance pay under certain circumstances equal to one year's base salary in effect at the time of such event plus the greater of (a) 20% of his base salary and (b) the bonus he received with respect to the immediately preceding fiscal year.

         In April 1996, the Company entered into an agreement with Mr. Sullivan, Executive Vice President, Customer Services, establishing Mr. Sullivan's base compensation as $200,000 and agreeing to issue to him a stock option for 40,000 shares under the 1995 Plan and 120,000 performance vesting
options.   The performance vesting options vest upon achievement of certain target levels of EBITDA attributable to Mr. Sullivan's business unit during specific 12-month periods and terminate on April 30, 2001, unless all or a portion of them have vested. The agreement also provides that Mr. Sullivan's employment could be terminated at anytime on or before April 15, 1997, by NHP, subject to Mr. Sullivan's right to receive severance pay under certain circumstances equal to one-half of one year's salary in effect at the time of such event.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors has created a Compensation Committee which consists of Messrs. Eisenson, Winokur and Creighton. The Compensation Committee is charged with determining the compensation of all executive officers. No member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries. Mr. Eisenson and Mr. Winokur are officers of Demeter and Capricorn, respectively, the controlling shareholders of the Company. Demeter and Capricorn have engaged in a variety of transactions with the Company, as described under "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and the Media General Industry Group Index for Real Estate Operators and Lessors for the period commencing August 15, 1995 and ending December 31, 1995.

The performance graph assumes that an investment of $100 was made in the Company's Common Stock and in each Index on August 15, 1995, and that all dividends were reinvested. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.

                               [graph omitted]

                                       15 Aug 95      31 Dec 95
NHP Incorporated                         100            146.53
MG Index for Real Estate                 100            103.91
  Operators and Lessors
Nasdaq Market Index                      100            100.02

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-management directors. The Chief Executive Officer of the Company initiates recommendations with respect to base salary, bonus and stock option awards for all executive officers other than himself, which recommendations are reviewed by the Committee. The Committee makes recommendations to the Board concerning compensation paid or awarded to the Company's executive officers.

         The Committee's goal is to attract, motivate, and retain an executive management team that can take full advantage of the Company's opportunities for growth and achieve long-term success in an increasingly competitive business environment, thereby increasing stockholder value. The Committee believes that linking a significant portion of an executive's current and potential net worth to the Company's success, as reflected in the stock price, ensures that the interests of management are closely aligned with that of shareholders. Accordingly, the Company maintains a stock option plan and intends to implement stock ownership guidelines for all executive and senior officers participating in the Company's 1995 Incentive Stock Option Plan. The guidelines will require such officers to purchase a minimum number of the Company's shares and to achieve additional established ownership goals over a set period of years, with progress toward meeting those goals reviewed annually. Achievement of guideline levels of ownership will be considered when future long-term incentive or bonus awards are made.

         In deciding on initial base salary for an individual, the Committee considers determinants of the individual's market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed. The Committee's approach is to offer salaries it believes to be fair and competitive with those of executives with similar responsibilities at companies it considers to be comparable in terms of assets, net revenues, and cash flows, based upon such information as the Committee may acquire from annual reports and proxy materials of such other companies, business and industry publications, and other sources as may be available from time to time. In deciding whether to increase the compensation of an individual the Committee considers the overall contribution of the employee to the performance of the Company, experience gained by the employee and market conditions.

         In determining annual bonuses, the Committee considers each individual's area of responsibility and the specific goals that were achieved in that area of responsibility. For any given executive officer, such goals may include growth in number of units managed by the Company, growth in the Company's earnings before interest, taxes, depreciation and amortization, growth in the Company's revenues generated on either an absolute or per unit basis, and completion of major acquisitions or other significant corporate transactions that promote achieving the Company's objectives.

         In addition to base salary and bonuses, the Committee recommends the award of stock options under the Company's 1995 Incentive Stock Option Plan.
In that regard, during the fiscal year ended December 31, 1995 and primarily in connection with the Company's IPO, the Committee granted options to purchase 591,250 shares of common stock, of which 20,000 were issued after the closing of the IPO and 87,500 went to employees hired during the year. Executive officers received options with respect to 548,750 shares of common stock. The determination to award options on initial employment is based on the same factors as initial salary award. The determination to award additional options is based primarily on such individual's performance and as an incentive for future performance.

         Applying these factors to each individual's case is a judgment process, exercised by the Committee with the advice of management. No specific relationship exists between the Company's performance and the compensation of an individual executive officer. There is no intent to relate compensation to the Company's stock price performance, either absolute or relative to peer groups, except as that relationship is implicit in the stock-based compensation plans.

         Chief Executive Officer's Compensation. For his services as the Company's president and chief executive officer, Mr. Heller's compensation has been determined in accordance with the compensation policies outlined above. The Committee awarded Mr. Heller a bonus of $192,500 for the fiscal year ended December 31, 1995. In addition, effective March 1, 1996, Mr. Heller's base salary was increased from $345,961 to $360,500 per year. The bonus and increase in salary are based on the Committee's assessment of Mr. Heller's role in the Company's performance in 1995. In particular, the Committee considered Mr. Heller's leadership in successfully completing the sale of the Company's real estate subsidiaries and the related initial public offering of shares of the Company, the increase in units managed during the year, and the increase in annual EBITDA.

         Compensation Deduction Limit. The Committee has considered the $1 million limit on deductible executive compensation that is not performance-based. While it is possible that this limit could, in certain circumstances, prevent the Company from deducting a portion of the executive compensation expense relating to performance vesting options granted to Mr. Heller in 1995, the Committee believes that such compensation is justified on the basis of Mr. Heller's value to the Company and its shareholders. The Committee does not believe that the $1 million limit will prevent the Company from deducting any other executive compensation expenses established in 1995.

                                                      John W. Creighton, Jr.
                                                      Michael R. Eisenson
                                                      Herbert S. Winokur, Jr.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since January 1, 1995, the Company engaged in the following transactions and is a party to the following agreements with entities in which its directors or executive officers have the interests described.


SALE OF THE REAL ESTATE COMPANIES

         At the time of NHP's initial public offering ("IPO"), the Company sold those of its subsidiaries which held all of the Company's direct and indirect interests in property-owning partnerships along with its captive insurance subsidiary and certain other related assets (collectively, the "Real Estate Companies", to entities owned and controlled by Demeter (with which Messrs. Eisenson and Palmer are affiliated), Capricorn (with which Mr. Winokur is affiliated) and Mr. Heller. Subsequently, Demeter assigned certain of its interests in certain of the Real Estate Companies to Phemus Corporation, an affiliate of Demeter and a wholly-owned subsidiary of the President and Fellows of Harvard College. The purchasing entities paid an aggregate of approximately $9.1 million in the form of cancellation of indebtedness of NHP to Demeter, Capricorn and Mr. Heller in exchange for 100% of the equity interest in the Real Estate Companies. In addition, the Real Estate Companies retained all liabilities associated with their assets and assumed approximately $5.3 million of obligations of the Company. In addition, the Real Estate Companies agreed to indemnify the Company for any taxes incurred by the Company arising from the sale to the extent such taxes exceed the sum of (i) $2.5 million and (ii) an amount equal to the present value of the estimated alternative minimum tax credit benefits that will be available to NHP as a result of the sale.

         At the time of the sale of the Real Estate Companies, certain intercompany balances existed between the Real Estate Companies and NHP. The net amount of these balances was approximately $59,000 owed to the Real Estate Companies by NHP. Subsequent to the sale, the Real Estate Companies incurred obligations to NHP as described below, and the amount owed the Real Estate Companies was offset against these obligations.


MANAGEMENT FEES

         Pursuant to a Master Property Management Agreement between NHP and the Real Estate Companies, the Real Estate Companies have agreed to cause the Company to be retained as the property manager of all multifamily properties owned by the Real Estate Companies, their subsidiaries or any affiliate controlled by the Real Estate Companies or their subsidiaries, subject to certain exceptions. Pursuant to this agreement, the Company manages approximately 435 properties and received approximately $31.2 million in management fees. In addition, the Master Property Management Agreement requires the Real

Estate Companies to pay NHP a termination fee upon sale or other defined dispositions of a property managed by NHP in certain circumstances unless there is no termination of management fees with respect to the property for 36 months after disposition. The amount of the fee is 200% of the annual fees the Company and its subsidiaries receive with respect to the property, reduced on a pro rata basis to the extent the Company receives management fees for periods less than 36 months after disposition. The Real Estate Company incurred obligations to NHP of approximately $0.2 million in termination fees pursuant to this agreement in the year ended December 31, 1995.


FINANCIAL AND ADVISORY SERVICES

         The Company has agreed to provide to the Real Estate Companies, their subsidiaries and their controlled affiliates, administrative services and advice regarding acquisition, financing, asset restructuring, disposition and similar activities relating to investments in multifamily properties. The services provided by the Company to the Real Estate Companies include accounting, data processing, insurance administration, payroll, personnel administration, investor administrative and reporting, investment, tax and legal services. The Real Estate Companies are required to reimburse the Company for its costs of providing these services. Either the Company or the Real Estate Companies may terminate this relationship on 30-days' written notice. The Real Estate Companies incurred obligations to NHP of approximately $1.2 million pursuant to this agreement in the year ended December 31, 1995, and $1.1 million as of May 31, 1996.


PROPERTY OCCUPANCY

         The Real Estate Companies lease office space in Washington, D.C., a portion of which was occupied by the Company as its headquarters facility through June 14, 1996. In connection with the sale of the Real Estate Companies, the Company agreed to reimburse to the Real Estate Companies a portion of the costs incurred from the Real Estate Companies in leasing this space. Under a separate agreement, the Real Estate Companies were required to reimburse the Company for the cost of space then leased by the Company in its Reston, Virginia offices and allocable to the services provided to the Real Estate Companies. The Company and the Real Estate Companies subsequently agreed that the respective obligations to reimburse leasing costs would completely offset one another, so that no amount would be due either party. The Company has relocated all of its operations to its new offices in Vienna, Virginia, and no longer occupies space in the Washington, D.C. offices leased by the Real Estate Companies. Effective June 15, 1996, the Real Estate Companies are obligated to reimburse the Company for their allocable portion, if any, of the cost of occupying space in the Company's new Vienna, Virginia headquarters.

INDEMNIFICATION

         The Real Estate Companies have agreed to indemnity the Company against any loss directly or indirectly caused by, relating to, based upon, arising out of, or incurred in connection with the Company's ownership (as opposed to management), through the Real Estate Companies, of properties prior to, on and after the date of the IPO, and the management contracts for individual properties generally contain standard indemnification provisions providing for indemnity by and to the Company. The Real Estate Companies have also agreed to indemnify the Company against any environmental liability with respect to any property in which the Real Estate Companies have had, have or acquire an interest, unless such liability results from the direct introduction of toxic substances into a property by the Company after the IPO. The owners of the Real Estate Companies have agreed to provide a line of credit to the Real Estate Companies in an aggregate amount of $5.5 million, to be available until August 1998. The line of credit will be available to satisfy the Real Estate Companies' indemnification obligations to NHP and, with the consent of NHP, for other uses.

         The Company remains the guarantor (along with the Real Estate Companies) of a portion of the indebtedness on two properties and the guarantor of certain obligations relating to the sale of limited partnership interests in another property. The Real Estate Companies are prohibited from taking any action that would increase the maximum exposure under these guarantees above the current maximum level of approximately $4 million, and the Real Estate Companies have agreed to indemnify NHP for the full amount of any liability it incurs with respect to these guarantees. There can be no assurance that the Real Estate Companies will be able to satisfy their indemnity obligations. The Company believes that its ultimate exposure to liability under these guarantees is not material.


TAX ALLOCATION AGREEMENT

         In connection with the sale of the Real Estate Companies, the Company and the Real Estate Companies entered into a tax allocation agreement. Pursuant to this agreement, the Company will be required to bear liability for only the first $2.5 million in taxes arising from the transaction plus an amount equal to the present value of the estimated alternative minimum tax credit benefits that will be available to the Company as a result of the sale of the Real Estate Companies. The Real Estate Companies have indemnified the Company for any taxes arising from the sale in excess of this amount including any taxes payable on tax indemnification payments from the Real Estate Companies. Pursuant to this agreement, through December 31, 1995, NHP paid approximately $45,000 in taxes incurred by the Real Estate Companies in connection with the sale of the Real Estate Companies.

         The Company and/or the properties to which the Company has provided services may be liable for certain past state sales and use taxes, including interest and penalties thereon. Pursuant to the tax allocation agreement, the properties owned by partnerships of which the

Real Estate Companies are the general partners, partnerships owning such properties and/or the general partners thereof will be responsible for any such taxes and interest that are assessed against the Company with respect to such properties, or that are assessed against the properties but cannot be paid by the properties. However, pursuant to this arrangement, the Company will be responsible for any penalties that are assessed with respect to such taxes. As of December 31, 1995, no payments have been made with respect to such taxes. In the Company's opinion, the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.


WORKING CAPITAL ADVANCES

         The Company has provided advances of working capital to the Real Estate Companies to offset certain of the obligations described above and to meet short-term capital needs of the Real Estate Companies. Such advances are payable upon demand and incur interest at the rate equal to the prime rate plus 1% (currently 9.25%), accruing from the end of the month in which the advance is made. As of May 31, 1996, the Real Estate Companies owed the Company approximately $3.4 million pursuant to this arrangement.


GUILFORD ACQUISITION

         The Real Estate Companies completed the Guilford Acquisition in January 1996, by which the Real Estate Companies acquired, for approximately $4.8 million, the general partnership interests and certain limited partnership interest in partnerships that own 14 properties containing 2,995 units. In conjunction with this acquisition by the Real Estate Companies, the Company purchased from the Real Estate Companies for $2.6 million the right to provide property management and other services to each property for a period of four to five years, commencing in December 1995.


SOUTHPORT ACQUISITION

         In December 1995, the Real Estate Companies entered into a binding agreement to acquire from Southport Financial Corporation the general partner interests in partnerships that own 14 properties containing 2,140 units. The Company began managing 12 of these properties containing 1,857 units in November 1995 and will begin managing the remaining two properties containing 283 units upon the receipt of the necessary consent. The Company acquired the right to manage all 14 of the Southport properties from the Real Estate Companies for $4.0 million. The Company manages the Southport properties pursuant to long-term contracts terminable only for cause, and has a right of first refusal with respect to the sale of any of these properties or the Real Estate Companies' general partnership interests in partnerships owning these properties.

RESCORP ACQUISITION

         On October 31, 1995, the Company acquired from Rescorp Realty, Inc. and transferred to the Real Estate Companies the stock of entities owning the general partnership interests in 11 properties. The Company manages these 11 properties pursuant to long-term contracts terminable only for cause, and has a right of first refusal with respect to the sale of any of these properties or the Real Estate Companies' general partnership interests in partnerships owning these properties. The Company also entered into short-term property management contracts with respect to four other properties, which are owned by unaffiliated owners. The 15 properties have an aggregate of 2,578 units. The Company paid Rescorp approximately $2.4 million in connection with the acquisition, and transferred the general partnership interests to the Real Estate Companies in exchange for the Real Estate Companies assuming the cost and responsibilities of the general partner.


SHAREHOLDER LOAN

         In connection with a variety of transactions since January 1993, Demeter, Capricorn and Mr. Heller loaned an aggregate amount of approximately $12.1 million to the Company (the "Shareholder Loans"). As of the time of the IPO, the principal amounts outstanding to Demeter, Capricorn and Mr. Heller were $9,456,198, $2,321,023 and $347,990, respectively, and interest and premiums were $1,926,873, $464,571 and $60,179, respectively. Approximately $9.1 million of these obligations were canceled as consideration for the acquisition of interests in the Real Estate Companies. The remaining approximately $5 million was repaid out of the proceeds of the offering and a draw on the Company's revolving credit facility.


LEGAL SERVICES

         Lloyd N. Cutler is Senior Counsel to the law firm of Wilmer, Cutler & Pickering. Wilmer, Cutler & Pickering has provided legal advice to the Company with respect to the IPO, the sale of the Real Estate Companies and other matters.


          2.     PROPOSAL TO APPROVE THE INCREASE BY 400,000 SHARES
       FOR A TOTAL OF 1,200,000 SHARES AVAILABLE FOR ISSUANCE UNDER THE
        COMPANY'S 1995 INCENTIVE STOCK OPTION PLAN (THE "1995 PLAN").

         The Board of Directors has approved an increase of 400,000 shares in the number of shares of Common Stock available for issuance under the 1995 Plan. If approved by the stockholders, the number of shares currently available for grant under the 1995 Plan would be increased from 800,000 to 1,200,000 shares.

SUMMARY OF THE 1995 INCENTIVE STOCK OPTION PLAN

         General Information Regarding the Plan. The 1995 Incentive Stock Option Plan of NHP Incorporated (the "1995 Plan") was adopted by the Board of Directors of NHP Incorporated (the "Company") on February 8, 1995 and was thereafter approved by the stockholders of the Company on May 30, 1995. The 1995 Plan currently provides for the granting of options ("Options") to purchase an aggregate of up to 800,000 shares of the Company's common stock, subject to adjustment for stock splits and other changes in the Company's capital structure. The 1995 Plan is to remain in effect for the granting of options until February 8, 2005 and for the subsequent exercise of Options, unless it is sooner terminated by the Company's Board of Directors.

         The purpose of the 1995 Plan is to enable the Company to attract, retain and motivate its employees by providing for or increasing their proprietary interests in the Company.

         Participation. Options may be granted under the 1995 Plan to all employees of the Company (approximately 5,300 persons) in the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The 1995 Plan does not limit the number of Options that may be granted to an individual by its terms, but in order to qualify as incentive stock options for federal income tax purposes the aggregate fair market value of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. During the year ended December 31, 1995, 591,250 options were awarded, including options awarded to Named Officers in the amounts shown under "Executive Compensation," above.

         Shares to be issued upon exercise of an Option under the 1995 Plan may be authorized but unissued shares of common stock or previously issued shares of common stock reacquired by the Company, including shares purchased on the open market. Shares reserved under an Option that for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1995 Plan.

         Administration. The 1995 Plan is administered by the Board of Directors which has, pursuant to the terms of the 1995 Plan, delegated its responsibilities to the Compensation Committee. The members of the Compensation Committee are appointed by and serve at the discretion of the Board of Directors of the Company and their tenure can be terminated at any time. In its discretion the Board may appoint another and different committee to administer the 1995 Plan. The Committee currently consists of Michael R. Eisenson, Herbert S. Winokur, Jr. and John W. Creighton, Jr., who are "disinterested persons" within the meaning of applicable regulations. The Compensation Committee, subject to the express provisions of the 1995 Plan, shall have authority to select the individuals who receive Options and determine the terms of the Options, including the number of shares of common stock subject to an Option, the exercise price of the Options and the term during which the Option shall be in effect.

         Provisions of Options. Each Option shall be reflected in an agreement with the optionee (an "Incentive Stock Option Agreement"). The Compensation Committee shall determine the provisions of each such agreement subject to the following:

                          (a) The exercise price to be paid for a share of common stock shall not be less than 100% of the fair market value of the common stock at the time the Option is granted. The exercise price under any Option shall not be less than 110% of the fair market value of the common stock at the time the Option is granted if the optionee owns common stock possessing more than 10 percent of the total combined voting power of all classes of the Company's stock on the date of grant.

                          (b) The term of an Option may not exceed 10 years from the date it is granted. No portion of an Option that is granted to an individual who, at the date of grant, owns common stock possessing more than 10% of the total combined voting power of all classes of the Company's stock shall be exercisable after the expiration of five years from the date of grant.

                          (c) Except as specifically provided in the Incentive Stock Option Agreement pursuant to which an Option is granted, an Option may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, decent and distribution or succession), and may be exercised only by the optionee or his or her estate upon the optionee's death.

                          (d) The exercise price of Options must be paid in the form of a good check or in accordance with the terms of any Incentive Stock Option Agreement executed by the optionee.

         Termination and Amendment. The Board of Directors, in its discretion and at any time, may amend or terminate the 1995 Plan; however, no modification or amendment may be made without the approval of the stockholders of the Company if such modification or amendment would increase the maximum aggregate number of shares that may be issued under the 1995 Plan. Neither termination of the 1995 Plan, nor any modification or amendment thereof, may adversely affect or alter any rights or obligation with respect to any Option or Incentive Stock Option Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with the Internal Revenue Code of 1986, as amended, or any rule or regulation promulgated or proposed thereunder.

         Subject to any required shareholder approval, the number of shares represented by the unexercised portion of an outstanding Option, and the number of shares authorized or reserved for issuance under the 1995 Plan, as well as the exercise price of outstanding options, shall be proportionally adjusted for
(a) a division, combination or reclassification of any of the shares of Common Stock or (b) a dividend payable in shares of common stock.

         Tax Consequences. Options granted under the 1995 Plan will be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee realizes no income upon the grant of an incentive stock option. An optionee who holds his shares for two years after the grant of the Option and for one year after he receives the shares upon its exercise will not incur any federal income tax liability as a result of the exercise of the Option (except that the spread between the Option exercise price and the fair market value of the common stock at the time of exercise will be includable in his alternative minimum taxable income), and he will realize taxable long-term capital gain upon a subsequent sale of his shares at a price greater than the Option price. No deduction will be allowable to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option. However, if the optionee sells his shares without complying with the above holding periods, he will have ordinary compensation income in the year of sale equal to the difference between the Option price and the value of the common stock when the Option was exercised (or, in certain cases, the sale price, if lower). The Company would be entitled to a federal income tax deduction in the amount of such income.

         REASONS FOR THE PROPOSED INCREASE

         The Company maintains two employee stock option plans, the 1995 Plan adopted in 1995 and the 1990 Plan adopted in 1990. As of December 31, 1995, 1,096,250 options to purchase shares of Common Stock were outstanding under the Company's stock option plans, 55,000 shares have been issued pursuant to the exercise of options, options to purchase 401,500 shares of Common Stock have lapsed, and before giving effect to the proposed increase recommended for approval at this meeting, options to purchase 67,750 shares of Common Stock were reserved and available for future grant under such stock option plans.

         Incentive stock option plans are intended to promote the best interests of the Company and its stockholders by enabling the Company to attract and retain persons of superior ability as senior and executive officers, providing an incentive to officers by affording them an equity participation in the Company, and rewarding officers who contribute to the progress and earnings of the Company. The Board of Directors believes that the shares currently available for grant under the Company's 1995 Plan are not sufficient for the Company's stock option program. Providing employees with an opportunity to participate in an increase in stock value not only encourages equity ownership by management, but also more closely aligns management interests with the interests of all stockholders.

         The Board of Directors recommends a vote FOR the increase in shares of Common Stock available under the 1995 Plan.

        3.     PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC
                                 ACCOUNTANTS

         The Company has selected Arthur Andersen LLP, which has served as the Company's auditor since 1994, to examine the financial statements of the Company for fiscal 1996. The Company expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting and available to respond to appropriate questions and such representatives will be given the opportunity to make a statement if they desire to do so.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP.


                             FINANCIAL INFORMATION

         The audited financial statements and related financial and business information of the Company for its fiscal years ended December 31, 1995, 1994 and 1993 are contained in the Company's Annual Report on Form 10-K, a copy of which is being delivered to Shareholders with this Proxy Statement.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1995 all filing requirements applicable to its officers, directors and such 10% beneficial owners were complied with, except that the Forms 4 required with respect to the issuance of 1,500 shares to each non-employee director on November 1, 1995 were not filed on behalf of each of Messrs. Bodman, Creighton and Cutler and Demeter and Capricorn, but such transactions were reported on Forms 5 filed on February 15, 1996.

                             ADJOURNMENT OF MEETING

         In the event that sufficient votes in favor of the election of the nominees for director (the "Nominees") or any other matter presented hereunder are not received by July 24, 1996, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Nominees and all other such matters. They will vote against any such adjournment those proxies withholding authority to vote on any Nominee and voting against or abstaining with respect to all other such matters. The Company will pay the costs of any additional solicitation and of any adjourned meetings.



                             SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received at NHP principal executive offices not later than February 24, 1997.

                                 DETACH HERE                               NHP F
- --------------------------------------------------------------------------------

                               NHP INCORPORATED
                        8065 Leesburg Pike, Suite 400
P                           Vienna, VA 22182-2738
R                    THIS PROXY IS SOLICITED ON BEHALF OF
O                           THE BOARD OF DIRECTORS
X
Y
        The undersigned hereby appoints Joel F. Bonder and Ann Torre Grant as proxies, each with full power of substitution, and hereby authorizes them or either of them to represent and to vote as designated below all the shares of Common Stock of NHP Incorporated, held of record by the undersigned on June 14, 1996, at the Annual Meeting of Stockholders to be held July 24, 1996, or at any adjournment thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES LISTED AS DIRECTORS AND "FOR" ITEMS 1-4 ON THE REVERSE SIDE. ANY PROXY WHICH IS RETURNED CONTAINING A DIRECTION TO VOTE WITH RESPECT TO A MATTER AS TO WHICH THE STOCKHOLDER IS NOT ENTITLED TO VOTE WILL BE DISREGARDED WITH RESPECT TO THAT PARTICULAR MATTER.

                                                                --------------
                  CONTINUED AND TO BE SIGNED ON RESERVE SIDE     SEE REVERSE
                                                                     SIDE
                                                                --------------

                                 DETACH HERE                               NHP F
- --------------------------------------------------------------------------------

- ---- Please mark
 X   votes as in
- ---- this example.


  1. ELECTION OF SEVEN DIRECTORS
  NOMINEES: J. Roderick Heller, III, John W. Creighton, Jr.,
  Michael R. Eisenson, Herbert S. Winokur, Jr., Richard S.
  Bodman, Lloyd N. Cutler, Tim R. Palmer

                 FOR            WITHHELD
              --------          --------



              --------          --------

  --------



  -------- ---------------------------------
     For all nominees except as noted above

                                            FOR       AGAINST    ABSTAIN
  2. AMENDMENT TO NHP INCOR-              --------   --------    --------
     PORATED 1995 INCENTIVE
     STOCK OPTION PLAN.                   --------   --------    --------

  3. APPOINTMENT OF INDEPEN-              --------   --------    --------
     DENT ACCOUNTANTS.
                                          --------   --------    --------

  4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


              MARK HERE   --------
             FOR ADDRESS
             CHANGE AND   --------
            NOTE AT LEFT


Please sign exactly as your name appears hereon. Joint owners should each sign. If acting as attorney, executor, trustee or in any other representative capacity, sign name and title.



Signature:                  Date:           Signature:              Date:
          ------------------     -----------          --------------     -------